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                                                                   EXHIBIT 23.1A

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 33-48362, Form S-3 No. 33-45176, Form S-3 No. 33-35878, Form S-3
No. 33-32658, Form S-3 No. 33-94967, Form S-3 No. 33-93389, Form S-3 No.
33-88859, Form S-3 No. 33-88351, Form S-8 No. 33-91991 and Form S-8 No.
33-91989) of IFX Corporation and in the related Prospectus of our report dated September 10, 2001, except for the 29th through 33rd paragraphs of Note 1, as to which the date is October 11, 2001, with respect to the consolidated financial statements and schedule of IFX Corporation included in this Annual Report (Form 10-K) for the year ended June 30, 2001.



Miami, Florida
October 11, 2001

                                          /s/ ERNST & YOUNG LLP